Exhibit 3.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE LUBRIZOL CORPORATION

FIRST: The name of the Corporation is The Lubrizol Corporation.

SECOND: The place in the State of Ohio where its principal office is located is Wickliffe, Lake County.

THIRD: The purposes of the Corporation are as follows:

To manufacture, produce, process, buy, sell, develop, acquire, distribute and otherwise deal in chemicals, chemical products and compositions, including lubricants, fuels and additives for lubricants and fuels, and to do all things necessary or incidental thereto.

To invest in high technology companies and in companies with substantial growth possibilities and to acquire such companies.

To engage in any other lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, as now in effect or hereafter amended.

FOURTH: The authorized number of shares of the Corporation is 100, consisting of 100 common shares without par value (“Common Shares”).

No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury, or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

No holder of shares of the Corporation shall be entitled to vote cumulatively in the election of Directors of the Corporation.

Each Common Share shall be equal to every other Common Share and the holders thereof shall be entitled to one vote for each share of such stock on all questions presented to the shareholders.

FIFTH: Except as otherwise provided in these Articles of Incorporation or in the Regulations of the Corporation, the holders of a majority of the outstanding shares are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

SIXTH: Except as otherwise provided in these Articles of Incorporation, the Corporation, by its Board of Directors, may purchase issued shares, to the extent permitted by law.

SEVENTH: [REPEALED IN ITS ENTIRETY]

EIGHTH: [REPEALED IN ITS ENTIRETY]

NINTH: [REPEALED IN ITS ENTIRETY]

TENTH: [REPEALED IN ITS ENTIRETY]

ELEVENTH: These Amended Articles of Incorporation supersede the existing Amended Articles of Incorporation of the Corporation.